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                                                                       EX-99.BJ

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 26 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 2, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of Vanguard Bond Index Funds, which are also incorpo-rated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers -- Inde-pendent Accountants" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Philadelphia, PA

December 28, 1999